SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of
Section 8(a) of The Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

                     TT International U.S.A. Master Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                     c/o Investors Bank & Trust Company
                     200 Clarendon Street
                     Boston, Massachusetts 02116

TELEPHONE NUMBER (INCLUDING AREA CODE):

                     (44 207) 410-3500

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                     Investors Bank & Trust Company
                     200 Clarendon Street
                     Boston, Massachusetts 02116


                     copies to:

                     Roger P. Joseph
                     Bingham Dana LLP
                     150 Federal Street
                     Boston, Massachusetts 02110


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      X                          No





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                                    NOTICE

Notice is hereby given that this Registration Statement has been executed on behalf of TT International U.S.A. Master Trust by an officer of TT International U.S.A. Master Trust as an officer and by its Trustees as trustees and not individually and the obligations of or arising out of this Registration Statement are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of TT International U.S.A. Master Trust.

                                   SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in London, England on the 27th day of September, 2000.



                                      TT International U.S.A. Master Trust


                                      By: David J.S. Burnett
                                         ---------------------------------
                                          David J.S. Burnett
                                          President


ATTEST:


Austin Allison
---------------------------
Austin Allison
Secretary